Exhibit 99.1

Dr. Paul Billings Joins Trovagene’s Board of Directors

SAN DIEGO, CA — October 30, 2013 — Trovagene, Inc. (NASDAQ:  TROV), a developer of cell-free molecular diagnostics, announced today that Dr. Paul R. Billings has been appointed to the Company’s Board of Directors. A board certified internist and clinical geneticist, Dr. Billings currently serves as Chief Medical Officer at Life Technologies Corporation and is a member of Trovagene’s Scientific Advisory Board. He is highly regarded as an experienced leader in the field of molecular diagnostics.

“Paul is an excellent addition to our board of directors adding his valuable expertise in the field of genomic medicine and the translation of genomic research into clinical applications,” states Antonius Schuh, Ph.D., chief executive officer of Trovagene.

Dr. Billings has extensive healthcare experience in many aspects of genomics and molecular medicine. In addition to serving as Chief Medical Officer at Life Technologies, he also serves on the Scientific Advisory Board of the Food and Drug Administration, the Genomic Medicine Advisory Committee at the Department of Veterans Affairs, and the National Academy of Sciences Institute of Medicine’s Roundtable on Genomics. In addition to Trovagene, he serves as an advisor or director for many companies including Omicia, BioScale, Applied Immunology, Aueon and PAX Neurosciences. Previously, he held senior management positions at Cord Blood Registry, Inc, GeneSage, Inc., Laboratory Corporation of America Holdings (LabCorp), and CELLective DX Corporation. His clinical experience includes senior administrative positions at El Camino Hospital and the Veteran’s Administration and he served as a physician at many medical centers. He has held numerous academic appointments at prestigious universities including Harvard University, Stanford University, U.C. Berkeley and U.C. San Francisco. He is a prolific author with nearly 200 publications and books on genomic medicine.  Dr. Billings holds an M.D. from Harvard Medical School and a Ph.D. in immunology, also from Harvard University.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking

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statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.

Amy Caterina

Investor Relations

+1 (858) 952-7593

acaterina@trovagene.com

www.trovagene.com